Exhibit 99.1

Horizon Technology Finance Announces Fourth Quarter
And Full Year 2015 Financial Results

Generated 22% Portfolio Growth in 2015

Achieved an Annualized Portfolio Yield of 14.2%

Net Investment Income Covered Distributions for Second Consecutive Quarter

FARMINGTON, Conn., March 8, 2016 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter and Full Year 2015 Highlights

•	Earned net investment income of $4.1 million, or $0.35 per share, for the quarter and $14.0 million, or $1.25 per share, for the year
•	Ended the year with an investment portfolio of $250.3 million, a 22% annual increase
•	Achieved an annualized portfolio yield of 14.2% for the quarter and for the year
•	Increased net assets from operations by $2.7 million, or $0.22 per share, for the quarter and $11.9 million, or $1.06 per share, for the year
•	Net asset value equaled $159.8 million, or $13.85 per share, at year end
•	Total liquidity of $23.1 million at year end
•	Asset coverage for borrowed amounts of 238% at year end
•	At year end, 93% of the outstanding principal of the loan portfolio bore interest at floating rates
•	Funded $18.5 million in loans for the quarter and $123 million for the full year
•	Experienced liquidity events from three portfolio companies in the quarter and 17 portfolio companies for the year
•	At year end, held a portfolio of warrant and equity positions in 89 portfolio companies
•	Declared distributions of $0.115 per share payable in each of April, May and June 2016, increasing cumulative declared distributions to $8.03 per share since going public in October 2010
•	Repurchased 113,382 shares of Horizon’s common stock during the quarter at an average price of $11.53 on the open market at a total cost of $1.3 million

“The successful execution of our investment strategy and directly originating high quality, floating rate growth capital loans with attractive on-boarding yields during 2015 enabled Horizon to grow its portfolio over 20% and generate solid net investment income, which covered our distributions for the second consecutive quarter,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We also realized profitable liquidity events from 17 portfolio companies during the year, which further increased our portfolio yields.”

Mr. Pomeroy continued, “Moving forward through 2016, we remain focused on preserving our solid credit quality as we continue originating high-yielding loans. With our loan portfolio almost entirely floating rate and near our target leverage, we believe we are positioned to continue to provide stable distributions to our shareholders as well as create added upside from our growing and maturing warrant portfolio.”

Operating Results

Total investment income was $8.6 million for the three months ended December 31, 2015, as compared to $7.3 million for the three months ended December 31, 2014. The year-over-year increase in total investment income is primarily due to higher interest income on investments resulting from the higher average size of the loan portfolio. For the years ended December 31, 2015 and 2014, total investment income was $31.1 million and $31.3 million, respectively.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended December 31, 2015 and 2014 was 14.2% and 15.1%, respectively. The Company’s dollar-weighted annualized portfolio yield on average loans for the years ended December 31, 2015 and 2014 was 14.2% and 15.3%, respectively.

Total net expenses for the three months ended December 31, 2015 increased to $4.5 million, as compared to $4.0 million for the three months ended December 31, 2014. Interest expense increased year-over-year primarily due to an increase in our average borrowings for the three months ended December 31, 2015. Base management fee increased year-over-year primarily due to an increase in average gross assets, offset by the waiver of management fee on the proceeds raised from our March 24, 2015 public offering. Total net expenses for the year ended December 31, 2015 decreased by $3.3 million, or 16.0%, to $17.1 million, as compared to $20.4 million for the year ended December 31, 2014.

Net investment income for the three months ended December 31, 2015 was $4.1 million, or $0.35 per share, as compared to $3.2 million, or $0.33 per share, for the three months ended December 31, 2014. For the years ended December 31, 2015 and 2014, net investment income was $14.0 million, or $1.25 per share, and $10.7 million, or $1.11 per share, respectively.

For the three months ended December 31, 2015, the net realized gain on investments was approximately $0.1 million, or $0.01 per share, as compared to net realized gain on investments of $0.6 million, or $0.06 per share, for the three months ended December 31, 2014. For the years ended December 31, 2015 and 2014, the net realized loss on investments was $1.7 million, or $0.15 per share, and $3.6 million, or $0.37 per share, respectively.

For the three months ended December 31, 2015, the net unrealized depreciation on investments was $1.4 million, or $0.12 per share, as compared to net unrealized depreciation on investments of $0.7 million, or $0.07 per share, for the three months ended December 31, 2014. For the year ended December 31, 2015, the net unrealized depreciation on investments was $0.5 million, or $0.04 per share, as compared to net unrealized appreciation on investments of $8.3 million, or $0.86 per share, for the year ended December 31, 2014.

Portfolio Summary and Investment Activity

As of December 31, 2015, the Company’s debt portfolio consisted of 52 secured loans with an aggregate fair value of $242.2 million. In addition, the Company’s total warrant, equity and other investments in 90 portfolio companies had an aggregate fair value of $8.1 million as of December 31, 2015. Total portfolio investment activity as of and for the three months and years ended December 31, 2015 and 2014 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Beginning portfolio	$249,033	$204,694	$205,101	$221,284
New debt investments	18,500	28,500	123,281	95,323
Principal payments received on investments	(8,041)	(11,423)	(27,016)	(42,830)
Early pay-offs	(8,006)	(14,176)	(47,624)	(66,675)
Accretion of debt investment fees	335	653	1,350	2,339
New debt investment fees	(188)	(502)	(1,147)	(1,392)
New equity	101	—	101	12
Sale of investments	(91)	(2,554)	(1,669)	(7,673)
Net realized gain (loss) on investments	72	613	(1,620)	(3,576)
Net unrealized (depreciation) appreciation on investments	(1,448)	(704)	(490)	8,289
Ending portfolio	$250,267	$205,101	$250,267	$205,101

Net Asset Value

At December 31, 2015, the Company’s net assets were $159.8 million, or $13.85 per share, as compared to $138.2 million, or $14.36 per share, as of December 31, 2014, and $162.2 million, or $13.94 per share, as of September 30, 2015.

For the three months ended December 31, 2015 and 2014, the net increase in net assets resulting from operations was $2.7 million, or $0.22 per share, and $3.1 million, or $0.32 per share, respectively. For the years ended December 31, 2015 and 2014, the net increase in net assets resulting from operations was $11.9 million, or $1.06 per share, and $15.4 million, or $1.60 per share, respectively.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2015 and 2014:

($ in thousands)	December 31, 2015			December 31, 2014
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	7	$23,603	9.8%	9	$44,082	22.1%
3	37	199,185	82.2	36	138,109	69.4
2	7	18,879	7.8	3	11,746	5.9
1	1	500	0.2	2	5,243	2.6
Total	52	$242,167	100.0%	50	$199,180	100.0%

As of December 31, 2015 and 2014, Horizon’s loan portfolio had a weighted average credit rating of 3.0 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk. As of December 31, 2015, there was one debt investment with an internal credit rating of 1, with a cost of $2.7 million and a fair value of $0.5 million. As of December 31, 2014, there were two debt investments with an internal credit rating of 1, with an aggregate cost of $5.4 million and an aggregate fair value of $5.2 million.

Liquidity Events

Horizon experienced liquidity events from three portfolio companies in the quarter ended December 31, 2015, increasing the total number of portfolio company liquidity events to 17 for the full year. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In October, IT Professional Solutions, Inc. prepaid the outstanding principal balance of $1.8 million on its venture loan, plus interest. Horizon also received a success fee of $325,000 as a result of the successful sale of IT Professional Solutions during the fourth quarter.

In November, Horizon terminated warrants upon the sale of NexPlanar Corporation in consideration for gross proceeds of approximately $130,000.

In December, Lotame Solutions, Inc. ("Lotame") prepaid the outstanding principal balance of $6.3 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Lotame.

Liquidity and Capital Resources

As of December 31, 2015, the Company had $23.1 million in available liquidity, including cash and investments in money market funds totaling $21.1 million and $2.0 million in funds available under existing credit facility commitments.

As of December 31, 2015, there was $68.0 million outstanding under the $70 million revolving credit facility. The facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. The Company expects to continue discussions with other potential lenders to join this facility; however, there can be no assurances that additional lenders will join the facility.

As of December 31, 2015, the Company’s debt to equity leverage ratio was 72%, and the asset coverage ratio for borrowed amounts was 238%.

Stock Repurchase Program

On September 28, 2015, the Company’s board of directors authorized a stock repurchase program which allows the Company to repurchase up to $5.0 million of its common stock. Under the repurchase program, the Company may, but is not obligated to, repurchase shares of its outstanding common stock in the open market or in privately negotiated transactions from time to time. Unless extended by the board of directors, the repurchase program will terminate on the earlier of September 30, 2016 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended December 31, 2015, the Company repurchased 113,382 shares of its common stock at an average price of $11.53 on the open market at a total cost of $1.3 million.

Monthly Distributions Declared in First Quarter 2016

On March 3, 2016, the Company’s board of directors declared monthly distributions of $0.115 per share payable in each of April, May and June 2016. The following table shows these monthly distributions, which total $0.345 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
March 16, 2016	March 18, 2016	April 15, 2016	$0.115
April 18, 2016	April 20, 2016	May 16, 2016	$0.115
May 17, 2016	May 19, 2016	June 15, 2016	$0.115
		Total:	$0.345

After paying distributions of $1.38 per share in 2015, declaring on October 30, 2015 a distribution of $0.115 per share payable January 15, 2016, and earning $1.25 per share in 2015, the Company’s undistributed spillover income as of December 31, 2015 was $0.11 per share. Spillover income includes any ordinary income from the preceding years that were not distributed during such years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Subsequent Event

On February 1, 2016, the Company exited its debt investment in ZetrOZ, Inc. The Company received net cash proceeds of $0.1 million and a royalty and sale agreement fair valued at $0.4 million in connection with the exit of the debt investment. Future proceeds received by the Company from such agreement are expected to be applied to the new cost basis of such agreement and any proceeds received in excess of the cost basis will be recorded as realized gains in the period received.

Conference Call

The Company will host a conference call on Wednesday, March 9, 2016 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 52592980.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through March 11, 2016. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 52592980. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to generate current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts: Horizon Technology Finance Christopher M. Mathieu Chief Financial Officer (860) 676-8653 chris@horizontechfinance.com	Investor Relations and Media Contact: The IGB Group Leon Berman (212) 477-8438 lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(In thousands, except share and per share data)

	December 31,
	2015	2014

Assets
Non-affiliate investments at fair value (cost of $255,494 and $209,838, respectively)	$250,267	$205,101
Investments in money market funds	285	27
Cash	20,765	8,417
Restricted investments in money market funds	1,091	2,906
Interest receivable	6,258	4,758
Other assets	2,822	3,987
Total assets	$281,488	$225,196

Liabilities
Borrowings	$115,546	$81,753
Distributions payable	3,980	3,322
Base management fee payable	385	356
Incentive fee payable	1,028	799
Other accrued expenses	798	718
Total liabilities	121,737	86,948

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2015 and 2014	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,648,594 and 9,628,124 issued and 11,535,212 and 9,628,124 shares outstanding as of December 31, 2015 and 2014, respectively	12	10
Paid-in capital in excess of par	179,707	155,240
Distributions in excess of net investment income	(2,006)	(1,102)
Net unrealized depreciation on investments	(5,227)	(4,737)
Net realized loss on investments	(12,735)	(11,163)
Total net assets	159,751	138,248
Total liabilities and net assets	$281,488	$225,196
Net asset value per common share	$13.85	$14.36

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Investment income
Interest income on non-affiliate investments	$7,784	$6,923	$28,650	$28,636
Fee income on non-affiliate investments	776	361	2,460	2,618
Total investment income	8,560	7,284	31,110	31,254
Expenses
Interest expense	1,466	1,381	5,757	8,707
Base management fee	1,291	1,030	4,747	4,648
Performance based incentive fee	1,028	799	3,501	2,112
Administrative fee	247	241	1,124	1,113
Professional fees	317	353	1,308	3,074
General and administrative	246	244	1,023	1,068
Total expenses	4,595	4,048	17,460	20,722
Management and performance based incentive fees waived	(139)	—	(346)	(345)
Net expenses	4,456	4,048	17,114	20,377
Net investment income before excise tax	4,104	3,236	13,996	10,877
Provision for excise tax	—	40	—	160
Net investment income	4,104	3,196	13,996	10,717

Net realized and unrealized (loss) gain on investments
Net realized gain (loss) on investments	73	613	(1,650)	(3,576)
Net unrealized (depreciation) appreciation on investments	(1,449)	(704)	(490)	8,289
Net realized and unrealized (loss) gain on investments	(1,376)	(91)	(2,140)	4,713

Net increase in net assets resulting from operations	$2,728	$3,105	$11,856	$15,430
Net investment income per common share	$0.35	$0.33	$1.25	$1.11
Net increase in net assets per common share	$0.22	$0.32	$1.06	$1.60
Distributions declared per share	$0.345	$0.345	$1.38	$1.38
Weighted average shares outstanding	11,628,580	9,626,657	11,180,864	9,621,011